EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Reports the Purchase of Stellar Shares in the Open Market by CEO and CFO

LONDON, ONTARIO--(MARKET WIRE)—September 25, 2007 -- Stellar Pharmaceuticals Inc., (TSXV:SLX.V) (OTC BB:SLXCF.OB) ("Stellar" or the “Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported that its CEO, Peter Riehl and CFO, Janice Clarke purchased a total of 20,000 shares of Stellar in the open market.

Peter Riehl, Stellar’s President and CEO stated,” We believe our current share price is dramatically undervalued given the Company’s position today. Stellar currently has licensing or distribution agreements in place covering 38 countries, a growing revenue stream, substantially reduced burn rate, no debt, cash and cash equivalents  of over $3 million CDN will allow Stellar to continue its progress on its core strategies. I am certainly bullish on Stellar’s future success.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

     Stellar Pharmaceuticals Inc.

     Peter Riehl

     President & CEO

     800) 639-0643 or (519) 434-1540

or

     Arnold Tenney

     (416) 587-3200